INDEPENDENT AUDITORS' CONSENT

         We consent to incorporation of our report dated February 16, 2001 in this Form 10-K, relating to the balance sheet of Ophthalmic Imaging Systems as of December 31, 2000, and the related statements of operations, shareholders' deficit, and cash flows for the four months ended December 31, 2000 and the ended August 31, 2000.

                                                             /s/ Perry-Smith LLP

Sacramento, California
March 22, 2001